Exhibit (a)(5)(iii)

Overview of Temple-Inland Offer

July 2011

Forward-Looking Statements

All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; (ii) increases in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iv) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; and (vi) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any statements or information relating to this release or the offer described above, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the Company’s SEC filings. Other important factors that could cause actual results to differ materially are included but are not limited to those discussed in Temple-Inland’s SEC filings.

Other Information Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The offer and solicitation to purchase shares of common stock, par value $1.00 per share (and the associated preferred stock purchase rights), of Temple-Inland Inc. (“Temple-Inland”) is only being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by International Paper Company (the “Company”) and Metal Acquisition Inc. with the SEC on July 12, 2011 (as they may be amended and supplemented from time to time). INVESTORS AND SECURITY HOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

The tender offer expires at 5:00 p.m., Eastern time, on August 9, 2011, unless it is extended. If the tender offer is extended, the Company will issue a press release announcing the extension at or before 9:00 a.m., Eastern time, on the next business day after the date the tender offer was scheduled to expire.

In connection with the proposed transaction, the Company may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Temple-Inland. INVESTORS AND SECURITY HOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

Other Information

Certain Information Regarding Participants

The Company and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on February 25, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April

8, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

I. Executive Summary

Executive Summary

International Paper (“IP”) believes its $30.60 all-cash offer for Temple-Inland (“TIN”) is highly compelling, representing a 46% premium to TIN’s share price on the announcement date of June 6, 2011

Analyst expectations for TIN have declined considerably since announcement, with consensus estimates for TIN’s 2011 and 2012 EBITDA having declined 9.3% and 6.0%, respectively

IP believes TIN’s per share value, not taking into account IP’s proposed transaction, is at best near its pre-announcement share price of $21.01

As a result of flat Q2 2011 performance, TIN’s H2 results must significantly outperform its H1 results in order to meet these reduced consensus estimates for FY 2011

IP believes its offer reflects TIN’s current prospects as a standalone company and compensates TIN’s shareholders for over 50% of the estimated synergies

TIN management has been unwilling to engage in meaningful discussions, only maintaining that IP’s offer grossly undervalues TIN

IP remains committed to this transaction and stands by its current offer

Offer Summary

International Paper believes its $30.60 all cash offer for Temple-Inland is highly compelling 46% premium on day of announcement 10.1x revised 2011E EBITDA (1) Offer reflects (i) current favorable environment of containerboard; (ii) near-term expected increases in TIN’s earnings; and (iii) pre-announcement consensus 2011E EBITDA of $514mm (which has since been revised down to $466mm) Offer pays Temple-Inland’s shareholders for over 50% of the synergies Tender Offer filed July 12, 2011 HSR underway / IP is confident it will obtain regulatory approval Fully financed proposal

Source: Company filings, Wall Street research

(1) 10.1x revised 2011E EBITDA including Timber Tax Liability; 9.2x revised 2011E EBITDA excluding Timber Tax Liability

7

TIN Historical Share Price

$35.00

Offer Price - $30.60 $30.92

$30.00

18% premium

52 Week High - $25.90 ¹

$25.00

46% premium Pre - Offer Price-$21.01 ¹

$20.00

$15.00

$10.00

$5.00

$0.00

1/1/08 8/4/08 3/8/09 10/10/09 5/14/10 12/16/10 7/20/11

Source: Factset (1) As of June 6, 2011

TIN Analyst Pre-Deal Price Targets are Significantly Below IP’s Offer

Research analyst pre-announcement one year forward price targets shown below were predicated on higher consensus EBITDA that has since declined to $466mm

Average 1 Year Forward Price Target $26.88

Cost of Equity 14.0%

$35.00 Present Value of Avg. Price Target $23.57

Offer Premium at $30.60 29.8%

$30.00 $28.00 $28.00 $29.00 Average Price Target: $26.88 $26.00 $27.00 $27.00

$25.00 $25.00

$25.00

$20.00

$15.00

$10.00 $5.00

$0.00

Barclays Capital Credit Agricole Citi JPMorgan The Buckingham Bank of America / Deutsche Bank Longbow (4/25/11) Securities (4/20/11) (4/20/11) Research Group Merrill Lynch (3/11/11) Research (4/20/11) (4/20/11) (4/8/11) (4/21/11)

TIN’s YTD Results are Trending Below the Consensus Full Year Forecast

IP’s proposal was made when TIN’s consensus

2011 EBITDA estimate was $514mm IBES EBITDA Estimate History

800

Consensus estimates for TIN’s 2011 and 2012

EBITDA have declined 9.3% and 6.0%, 700 respectively, since the time of the offer mm)

( $

600 $601

In order to meet current consensus estimates EBITDA for FY 2011, TIN’s second half results will have

500

to significantly outperform its first half results $466 IP believes achieving the reduced consensus 400

1/3/11 2/5/11 3/10/11 4/12/11 5/15/11 6/17/11 7/20/11

2011 EBITDA estimate of $466mm will be 2011E 2012E difficult due to:

2011E EBITDA ($mm)

Expectations for higher recycled fiber costs 600

500 $262 $466

Expectations for higher input costs

(energy, chemicals and freight) 400

300

TIN has stated it typically experiences

$204

seasonally lower box shipments in Q3 200

100

Continued weakness in the housing market 0

1H 2011A 2H 2011E FY 2011E

Source: Company filings, IBES consensus as of 7/20/11, Factset

IP’s Original Offer has Effectively Improved

As a result of reductions in 2011 EBITDA estimates for TIN, IP believes its offer of $30.60 is even more compelling than when IP first approached TIN

12.0x 11.7x

10.8x

11.0x

10.1x

10.0x

9.2x 9.2x EBITDA 9.0x 8.5x 11E 8.0x 20

/ 7.0x EV

6.0x

5.0x

4.0x

At Offer (6/6/11) Current (7/21/11) Q2-11A Run-Rate

IBES 2011E EBITDA ($mm) 514 466 400

Dotted box represents offer multiple including Timber Tax Liability

TIN’s Average EBITDA Multiple Has Been 6.1x

IP Views

Since 1/1/08, the “new” Temple-Inland has traded at an average forward EBITDA multiple of 6.1x

TIN’s 2011E EBITDA of $466 million and 2012E EBITDA of $601 million are well above 5-year historical average of $434 million In a cyclical industry, investors typically do not apply average multiples to above average EBITDA

Before the offer announcement, TIN was trading at 5.1x 2012E EBITDA and analyst price targets ranged from $25-$29 per share (with an average of $26.88, present value of $23.57)

TIN TEV / NTM Forward EBITDA

10.0x 9.0x 8.0x

7.0x

TIN Average: 6.1x 6.0x

5.0x 4.0x 3.0x

2.0x

01/01/08 07/27/08 02/21/09 09/18/09 04/14/10 11/09/10 06/06/11

Source: Factset 12

Multiples Comparison

IP believes its offer is especially compelling when viewed relative to TIN’s average TEV / 1-Year Forward EBITDA multiple of 6.1x and the average peer TEV / 2012E EBITDA multiple of 5.5x 1 Applying TIN’s average TEV / 1-Year Forward EBITDA multiple (6.1x) to TIN’s average annual EBITDA over the last 5 years ($434mm) results in an implied price per share of approximately $17 Applying the consensus estimate for TIN’s 2012E EBITDA ($601mm) to the average current TEV / 2012E EBITDA multiple of comparable companies (5.5x) results in an implied price per share of approximately $22

Average Forward EBITDA Multiple 6.1x Average Peer 2012E EBITDA Multiple 5.5x

5-year Historical Average EBITDA ($mm) $434 IBES 2012E EBITDA ($mm) $601

Enterprise Value ($mm) $2,647 Enterprise Value ($mm) $3,304

Price per Share ~$17 Price per Share ~$22

Source: Company filings, IBES consensus

(1) Comparable companies include Packaging Corp. of America (6.1x 2012E EBITDA), International Paper (5.1x) and RockTenn (5.2x, pro forma for the acquisition of Smurfit-Stone)

IP Shares Significant Synergies with TIN

Shareholders ($ in millions)

IP’s proposal shares over 50% of synergy value with TIN shareholders Any transaction still needs to generate a fair return for IP’s shareholders

(1) Illustrative Range of Annual Synergies $200 $300

Gross Value of Synergies at 6.0x $1,200 $1,800

Less: Cost to Achieve Synergies(2) (200) (300)

Net Value of Synergies $1,000 $1,500

50% of Value of Synergies $500 $750

50% of Net Value of Synergies per Share(3) $4.34 $6.51

Source: Company filings, Wall Street research

(1) Illustrative range of annual synergies consistent with estimates in recent analyst reports (2) Assumes cost to achieve synergies equal to 1.0x run rate synergies (3) Based on 115.2 million fully diluted shares outstanding at $30.60 offer price per share

Valuation Conclusion

IP believes its $30.60 all-cash offer for TIN is highly compelling IP’s proposal shares over 50% of synergy value with TIN shareholders At $30.60 per share, the offer represents a 46% premium, which IP believes is already very large for low-growth, established industries such as containerboard As a result of reductions in 2011 EBITDA estimates for TIN, IP has effectively increased its offer of $30.60 by 10% TIN’s Timber Tax Liability is real; IP considered TIN AMT tax attributes separately IP’s offer represents a high valuation multiple relative to trading and precedent transactions

II. Supporting Materials

IP’s Offer Represents a Large Premium over Trading and Precedent Multiples

IP Offer

Multiples at $30.60 (1) 2010A 2011E 2012E

With Timber Tax Liability 11.6x 10.1x 7.8x

Without Timber Tax Liability 10.7x 9.2x 7.2x

Precedent Transactions

SSCC w/Pension (2) 6.1x

WY at Acquisition (3) 6.3x

Current Trading Multiples

TEV/EBITDA 2010A 2011E 2012E

PKG 7.6x 7.3x 6.1x IP 5.9 5.3 5.1 RKT (PF for SSCC) - - 5.2 TIN Pre-Announcement (4) 7.9 6.2 5.0

Source: Company filings, IBES consensus, Factset

(1) Assumes share count and capitalization as of 6/30/11 and IBES estimates as of 7/20/11; Timber Tax Liability valued at $385 million (2) RKT acquisition of SSCC closed on 1/23/11; EBITDA multiple based on 2011E consensus estimate

(3) IP acquisition of Weyerhaeuser Packaging assets announced 3/18/08; Multiple represents a forward 2008A multiple; multiple reflects tax benefits with a $1.4 billion net present value

(4) Assumes share count and capitalization as of 3/31/11 and IBES estimates as of 6/6/11; excludes Timber Tax Liability 17

$200 to $300 Million of Synergies are at the High End of Precedents

LTM Annual Synergies

Announce Revenue Synergies % of

Acquiror Target Date (US$mm) (US$mm) Revenue

NewPage Stora Enso 9/19/07 2,000 265 13.3

International Paper Weyerhaeuser 3/17/08 5,200 500 9.6

International Paper Temple-Inland 1 6/6/11 3,222 300 9.3

Champion 4/25/00 5,361 425 7.9

Westvaco Mead 8/29/01 4,360 325 7.5

Abitibi-Consolidated Donohue, Inc. 2/11/00 2,484 169 6.8

Weyerhaeuser Willamette 11/6/00 4,454 300 6.7

International Paper Union Camp 11/24/98 4,573 300 6.6

Stora Enso Consolidated Papers 2/22/00 1,839 110 6.0

Bowater Alliance Forest Products 4/2/01 1,093 60 5.5

Temple-Inland Gaylord Container 9/27/01 1,122 60 5.3

Domtar Weyerhaeuser (Fine Paper) 8/23/06 3,989 200 5.0

Bowater Abitibi 1/29/07 4,851 211 4.4

Weyerhaeuser MacMillan Bloedel 6/21/99 4,078 149 3.6

Bowater Inc. Avenor, Inc. 3/9/98 1,992 70 3.5

Clearwater Cellu Tissue 9/16/10 524 18 3.3

Rock Tenn Smurfit Stone 1/23/11 6,286 150 2.4

Max 13.3

Min 2.4

Source: Company fillings

(1) Temple-Inland revenue based on LTM 1Q11 figures excluding Building Products segment, illustrative range of annual synergies consistent with estimates in recent analyst reports

Comparison of IP and TIN Timber Tax Liability Calculation

INTERNATIONAL PAPER

- Apples to apples comparison of Timber Tax Liability views, IP vs TIN, is $385 million vs $184 million
  - TIN deducts $250 million for utilization of AMT credits
  - IP has separately valued (outside of the Timber Tax Liability) all of TIN's tax attributes and that value is reflected in IP's proposal
- The $201 million difference is predicated on different calculation assumptions; IP stands by its assumptions absent additional information from TIN
- IP is likely understating liabilities as its net debt does not include the $441 million of underfunded pension and postretirement obligations

	$ in millions	Notes
TIN View of Timber Tax (Liability) / Asset	**(184)**	
Adjustments:		
Net Equity Offset	(147)	• Earnings on net equity are used to offset net interest expense of the liability on an annual basis. As such, the NPV of the net equity should be included • The value from the net equity will not be realized until the facility is unwound in November 2027 • TIN did not PV the ~$243MM. Discounting at TIN's 4.5% for 16 years = $96MM. The difference is $147mm
Backstop Costs	(51)	• TIN put in a backstop facility in 2010 • TIN currently pays $5MM in backstop costs annually, which we assume will be renewed in the future. The NPV of this cost is $51MM, which TIN does not include in its analysis
Adjusted TIN View of Timber Tax (Liability) / Asset	**($382)**	
Reference: IP View of Timber Tax (Liability) / Asset	*($385)*	

19

Analysts Believe the Product Pricing Environment Has Become More Negative

“Expectations of the next price increase have again been pushed back… The number of contacts that now think there will be no price increase in 2011 jumped to 18% from 5% last month. Interesting, the vast majority was independent converters and overall, 33% of independents surveyed held this view. They pointed to an unfavorable supply/demand balance, an economic slowdown and some reports of price discounting.”

– Joshua Zaret, Longbow Research, 6/13/11

“Macro indicators have pointed to a potential slowing in the economy and containerboard markets are not quite as tight as we had thought they might be at this juncture. May industry data was a bit soft and expectations of a summer price increase have faded. The stocks, in the meantime, have been fading and are all well below highs from earlier this year with IP down 18%, PKG down 14%, and RKT down 20%. We are taking our EPS numbers down a bit as we push back our price hike expectation from August to October.”

– Mark Weintraub, The Buckingham Research Group, 6/21/11

“Our valuation for TIN would be roughly $28 using our pre-IP/TIN announcement forecast of increased containerboard pricing (it had been $80/ton over 2H11-2012; since the announcement we now assume no pricing until 1Q12) and some initial Box Plant Transformation Program II (BPT2) benefits (about $5-10/ton) in 2011-12. As such, IP’s point that its current cash offer of $30.60 includes value for future benefits to accrue to TIN shareowners has merit in our view.”

– George Staphos, Bank of America Merrill Lynch, 6/21/11

“May numbers raise the “degree of difficulty” on any prospective price hike. With cost pressures intensifying, H2 margins are apt to be under pressure… While there has been speculation that IP’s bid for TIN could table any price initiative, we’d keep the main focus on supply/demand. These numbers don’t help that case. Moreover, based on commentary at DB’s Industrials Conference, it doesn’t appear that Rock-Tenn will be making any supply cuts before late summer.”

– Mark Wilde, Deutsche Bank, 6/15/11

“Recent industry data have improved, and commentary around April sounds solid, supporting our view of a summer price increase. That said, we think this is now baked into Street models, so incremental upside would need to come from more extended above-average volume growth, tough in a slower macro environment.”

– Phil Gresh, J.P. Morgan, 4/20/11

Analyst Estimates of Synergies are in the $150-$350 million Range ($ in millions)

The analyst estimate average represents 8.8% of TIN’s 2010 corrugated sales

$400

$350 $350 $350 $316 $300 $300 $300 Average: $278

$240 $250 $250 $250

$200

$150 $150

$100

$50

$0

JP Morgan Barclays D.A. Davidson Longbow BMO (6/7/11) Deutsche Bank Citi (6/7/11) BAML (6/7/11) Buckingham (6/7/11) (6/7/11) (6/7/11) (6/7/11) (6/7/11) (6/8/11)

Source: Wall Street research

Buildings Products Recovery is Years Away

Temple-Inland’s recent presentation supports IP’s position that a building products recovery is several years away

2,500 $300

$265

2,068 $250 2,000 1,956 TIN

1,848 1,801 $200 $184 Building (000s) 1,500 $160 rts 1,355 Pro Sta 1,198 $150 ducts 1,018 1,050 1,000 865 950 906 Housing 735 850 $100 625 730 EBITDA

$66 554 587 603 ($ 585 500 $53 558 $50 mil) $22

$8 $17

0 $0 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Building Products EBITDA Credit Suisse (6/7/11) Deutsche Bank (5/16/11) Morgan Stanley (6/6/11)

Source: Wall Street research, Bloomberg, Energy Information Administration

IP’s 46% Offer Premium is Higher than Nearly All Precedent Transactions

Premiums Paid in Transactions > $500mm Since 2005 (1)

IP Offer Premium 46%

75%

Source: SDC Database

(1) Represents premiums to 1 day prior to announcement share price for all transactions with equity value > $500 million since 2005

Implied Future Value of Offer Price

$45.00 $42.45

$40.00 $38.06

$34.13

$35.00

$30.60

$30.00

Price $25.00 TIN Pre-Offer Closing Price

$20.00 (6/6/11): Share $21.01

$15.00

$10.00

$5.00

$0.00

Offer Today 2012E 2013E 2014E Implied Future Value of Offer Price ¹

IRR of Future Value of Offer Price 2 36.1% 26.0% 21.8%

(1) Based on ROE of 11.5%, which equals cost of equity of 14.0% less dividend yield of 2.5% (based on forward dividend per share of $0.52 and 6/6/11 closing price of $21.01); assumes closing date of 12/31/11 (2) Based on 6/6/11 closing share price of $21.01